Exhibit 10.20.2

SECOND AMENDMENT TO LEASE

(Towne Centre Plaza)

THIS SECOND AMENDMENT TO LEASE (“Second Amendment”) is made and entered into as of the 24th day of January, 2013, by and between ARDEN REALTY LIMITED PARTNERSHIP, a Maryland limited partnership (“Landlord”) and LOAN DEPOT.COM LENDING LLC, a Delaware limited liability company (“Tenant”).

R E C I T A L S:

A. Landlord and Tenant entered into that certain Standard Office Lease dated as of March 10, 2011 (the “Original Lease”), as amended by that certain First Amendment to Lease dated as of September 7, 2012, by and between Landlord and Tenant (the “First Amendment”) whereby Landlord leased to Tenant and Tenant leased from Landlord certain office space located in those certain buildings located and addressed at 26642 and 26672 Town Centre Drive, Foothill Ranch, California. The Original Lease, as amended by the First Amendment, may be referred to herein as the “Lease.”

B. Tenant has exercised its right of first offer pursuant to Article 32 of the Lease and, consequently, by this Second Amendment, Landlord and Tenant desire to expand the Existing Premises and to otherwise modify the Lease as provided herein.

C. Unless otherwise defined herein, capitalized terms as used herein shall have the same meanings as given thereto in the Lease.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

A G R E E M E N T:

1. The Existing Premises. Landlord and Tenant hereby agree that pursuant to the Lease, Landlord currently leases to Tenant and Tenant currently leases from Landlord a total of 106,299 rentable square feet consisting of (i) 67,694 rentable square feet in the 26642 Building, (ii) 6,515 rentable square feet in Suite 100 of the 26672 Building, (iii) 5,317 rentable square feet in Suite 150 of the 26672 Building, (iv) 23,464 rentable square feet consisting of the entire second (2nd) floor of the 26672 Building, and (v) 3,309 rentable square feet in Suite 310 of the 26672 Building (collectively, the “Existing Premises”), as outlined on Exhibit ”A” to the Lease and Exhibit ”A” to the First Amendment.

2. Expansion of the Existing Premises. That certain space contained in Suite 125 consisting of the remainder of the first floor of the 26672 Building outlined on the floor plan attached hereto as Exhibit “A” and made a part hereof, may be referred to herein as the “Second Expansion Space.” Landlord and Tenant hereby stipulate that the Second Expansion Space contains 9,200 rentable square feet and such square footage is not subject to adjustment or re-measurement by Landlord or Tenant, even if the actual rentable square footage of the Second Expansion Space is more or less than 9,200 rentable square feet. Effective as of the date (“Second Expansion Commencement Date”) that is the earlier of (a) the date Tenant commences business operations in the Second Expansion Space, and (b) the date which is one hundred fifty (150) days after the date of full execution and delivery of this Second Amendment by Landlord and Tenant, Tenant shall lease from Landlord and Landlord shall lease to Tenant the Second Expansion Space. Accordingly, effective upon the Second Expansion Commencement Date, the Existing Premises shall be increased to include the Second Expansion Space. Landlord and Tenant hereby agree that such addition of the Second Expansion Space to the Existing Premises shall, effective as of the Second Expansion Commencement Date, increase the number of rentable square feet leased by Tenant in the Project to a total of 115,499 rentable square feet. Effective as of the Second Expansion Commencement Date, all references to the “Premises” shall mean and refer to the Existing Premises as expanded by the Second Expansion Space.

3. Term and Monthly Basic Rental for the Second Expansion Space. The Term for Tenant’s lease of the Second Expansion Space (“Second Expansion Space Term”) shall commence on the Second Expansion Commencement Date and shall expire co-terminously with Tenant’s lease of the Existing Premises on July 31, 2016, subject to extension as provided in, and subject to, Article 31 of the Original Lease. During the Second Expansion Space Term, Tenant shall pay in accordance with the provisions of this Section 3, and subject to abatement as provided in Section 4 below, Monthly Basic Rental for the Second Expansion Space as follows:

Period	Monthly Basic Rental	Monthly Basic Rental Per Rentable Square Foot
Second Expansion Commencement Date - April 30, 2014	$17,940.00	$1.95
May 1, 2014 – April 30, 2015	$18,860.00	$2.05
May 1, 2015 – July 31, 2016	$19,780.00	$2.15

Concurrently with Tenant’s execution and delivery of this Second Amendment, Tenant shall prepay Monthly Basic Rental for the Second Expansion Space for the first four (4) full calendar months of the Second Expansion Term (other than the first partially abated month as described in Section 4(i) below) in the total amount of $71,760.00. Notwithstanding the foregoing, if the Second Expansion Commencement Date occurs on a date other than June 1, 2013, then an equitable adjustment shall be made to Monthly Basic Rental for the Second Expansion Space so that Tenant shall pay a net effective Basic Rental per rentable square foot of the Second Expansion Space for the Second Expansion Space Term of $1.59.

4. Rental Abatement. Notwithstanding anything to the contrary contained in the Lease or in this Second Amendment, and provided that Tenant faithfully performs all of the terms and conditions of the Lease, as amended by this Second Amendment, Landlord hereby agrees to abate (i) Four Thousand One Hundred Eighty Six Dollars ($4,186.00) of Tenant’s obligation to pay monthly Basic Rental for the Second Expansion Space for the first full calendar month of the Second Expansion Space Term, (ii) 100% of Tenant’s obligation to pay Monthly Basic Rental for the Second Expansion Space for the ninth (9th), tenth (10th), eleventh (11th), twenty-second (22nd), twenty-third (23rd), thirty-fourth (34th), thirty-fifth (35th) and thirty-sixth (36th) full calendar months of the Second Expansion Space Term, and (iii) 50% of Tenant’s obligation to pay monthly Basic Rental for the twenty-first (21st) full calendar month of the Second Expansion Space Term. During such abatement periods, Tenant shall still be responsible for the payment of all of its other monetary obligations under the Lease, as amended by this Second Amendment. In the event of a default by Tenant under the terms of the Lease, as amended by this Second Amendment, that results in early termination pursuant to the provisions of Section 20 of the Original Lease, then as a part of the recovery set forth in Section 20 of the Original Lease, Landlord shall be entitled to the recovery of the Monthly Basic Rental that was abated under the provisions of this Section 4.

5. Tenant’s Proportionate Share and Base Year. During the Second Expansion Space Term, Tenant’s Proportionate Share of any increase in Direct Costs for the Second Expansion Space only shall be 4.49% and the Base Year for the Second Expansion Space shall be calendar year 2012.

6. Tenant Improvements. Tenant Improvements in the Second Expansion Space shall be installed and constructed in accordance with the terms of the Tenant Work Letter attached to the Lease as Exhibit ”D”, except as follows: (i) Landlord shall not be required to perform any Demising Work, Ground Floor Prep Work or Insulation Modification Work with respect to the Second Expansion Space, (ii) the Improvement Allowance applicable to the Second Expansion Space shall be equal to the product of $276,000.00 (based on $30.00 per rentable square foot of the Second Expansion Space) multiplied by a fraction, the numerator of which is the number of months from the Second Expansion Commencement Date until July 31, 2016, and the denominator of which is 60 (with the exact amount to be determined upon the actual Second Expansion Commencement Date), (iii) up to 32.71% of such Improvement Allowance may be used for FF&E and Miscellaneous Costs, but no portion of the Improvement Allowance may be used for a rent credit, (iv) Section 2.3 of the Tenant Work Letter shall not apply to the Second Expansion Space, and (v) concurrently with Tenant’s construction of Improvements in the Second Expansion Space, Landlord shall, at Landlord’s sole cost utilizing Project-standard specifications and materials, cause the work described in the Key Note Plan attached hereto as Exhibit “B” to be performed on the first floor of the 26672 Building.

7. Parking. Effective as of the Expansion Commencement Date and continuing throughout the Second Expansion Space Term, Tenant shall be entitled to use an additional seventy-four (74) unreserved parking passes (based on eight (8) passes per 1,000 rentable square feet of the Second Expansion Space) in accordance with, and subject to, all provisions of Article 23 of the Lease.

8. Security Deposit. Tenant has previously deposited with Landlord $228,542.85 as a Security Deposit under the Lease. Concurrently with Tenant’s execution of this Second Amendment, Tenant shall deposit with Landlord an additional $19,780.00, for a total Security Deposit under the Lease, as amended herein, of $248,322.85. Landlord shall continue to hold the Security Deposit as increased herein in accordance with the terms and conditions of Article 4 of the Original Lease.

9. Notice of Lease Term Dates. Landlord may deliver to Tenant a commencement letter in a form substantially similar to that attached hereto as Exhibit “C” and made a part hereof at any time after the Second Expansion Commencement Date. Tenant agrees to execute and return to Landlord said commencement letter within five (5) days after Tenant’s receipt thereof.

10. Broker. Tenant acknowledges that it has engaged John Gillespie d/b/a Newport Commercial Realty Advisors (“Tenant’s Broker”) as Tenant’s sole and exclusive real estate representative for negotiations with Landlord with respect to the lease of the Second Expansion Space as provided in this Second Amendment. Landlord shall pay a commission to Tenant’s Broker pursuant to the terms of a separate written agreement between Landlord and Tenant’s Broker, and the provisions of Article 22 of the Lease shall govern the rights and obligations of Landlord and Tenant with respect to the payment of such commission.

11. Signing Authority. Concurrently with Tenant’s execution of this Second Amendment, Tenant shall provide to Landlord reasonable evidence of the authority of the individuals executing this Second Amendment on behalf of Tenant.

12. No Further Modification. Except as set forth in this Second Amendment, all of the terms and provisions of the Lease shall apply with respect to the Second Expansion Space and shall remain unmodified and in full force and effect. Effective as of the Second Expansion Commencement Date, all references to the “Lease” shall refer to the Lease as amended by this Second Amendment.

IN WITNESS WHEREOF, this Second Amendment has been executed as of the day and year first above written.

“LANDLORD”		ARDEN REALTY LIMITED PARTNERSHIP,
a Maryland limited partnership

	By:	ARDEN REALTY, INC., a Maryland corporation
Its: Sole General Partner

By:
Its:

“TENANT”		LOAN DEPOT.COM LENDING LLC,
a Delaware limited liability company

By:
Print Name:
Title:

By:
Print Name:
Title: